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                                                                     EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT


        This Asset Purchase Agreement (the "Agreement") is entered into as of June 30, 2000, by and between Accrue Software, Inc., a Delaware corporation ("Buyer"), Tantau Software, Inc., a Delaware corporation ("Seller") and Tantau Software International, Inc. a Delaware corporation and a wholly owned subsidiary of Seller ("Seller Sub").

                                    RECITALS

        Buyer is in the business of developing and marketing Internet data collection and analysis software. Among Seller's various business activities, Seller's Infocharger division (the "Business") develops and markets a high performance Internet data analysis software tool. Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, substantially all of the assets of the Business on the terms and subject to the conditions set forth in this Agreement.

                                    AGREEMENT

        In consideration of the mutual agreements, representations, warranties and covenants set forth below, Buyer, Seller and Seller Sub agree as follows:

1. DEFINITIONS.

        1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

                (a) "AFFILIATE" means with respect to any Person, a Person directly or indirectly controlling or controlled by or under common control with such Person.

                (b) "CLOSING" means the consummation of the transactions contemplated hereby.

                (c) "CLOSING DATE" means the date of the Closing.

                (d) "CODE" means the Internal Revenue Code of 1986, as amended.

                (e) "EMPLOYEES" means the current employees of Seller or Seller Sub to whom Buyer will make offers to commence employment with Buyer as of the Closing and who are listed on Exhibit E.

                (f) "GAAP" means generally accepted accounting principles of the United States as set forth by the Financial Accounting Standards Board.

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                (g) "GOVERNMENTAL AUTHORIZATIONS" means the permits,
authorizations, consents or approvals of any Governmental Entity which are a condition to the lawful consummation of the transactions contemplated hereby listed on Schedule 2.1(k) to this Agreement.

                (h) "GOVERNMENTAL ENTITY" means any court, or any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality (domestic or foreign).

                (i) "LIEN" means any mortgage, pledge, lien, security interest, option, covenant, condition, restriction, encumbrance, charge or other third-party claim of any kind.

                (j) "MATERIAL ADVERSE EFFECT" with respect to a Person means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations, or prospects of such Person and its Affiliates, taken as a whole.

                (k) "PERSON" means an individual, corporation, partnership, association, trust, government or political subdivision or agent or instrumentality thereof, or other entity or organization.

                (l) "TAXES" means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (i) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, for which Buyer could become liable as successor to or transferee of the Business or the Purchased Assets or which could become a charge against or lien on any of the Purchased Assets, which taxes shall include, without limiting the generality of the foregoing, all sales and use taxes, ad valorem taxes, excise taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, real property gains taxes, transfer taxes, payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, or (ii) any liability for amounts referred to in
(i) as a result of any obligations to indemnify another Person.

2. SALE AND PURCHASE

        2.1 TRANSFER OF ASSETS. Subject to the terms and conditions of this Agreement, Seller shall sell, assign, grant, transfer, and deliver (or cause to be sold, assigned, granted, transferred and delivered) to Buyer, or to any Affiliate of Buyer designated by Buyer, and Buyer shall purchase and accept from Seller as of the Closing Date, free and clear of all Liens other than Liens imposed or arising under the Assumed Liabilities, all of the Seller's rights, title and interest, including all intellectual property rights, in and to all of the following assets and properties and business as the same shall exist on the Closing Date (the "Purchased Assets"):

                (a) all real property and leases of and other interests in real property, in each case together with all buildings, fixtures and improvements thereon listed on Schedule 2.1(a);


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                (b) all tangible personal property and leases of and other interests in tangible personal property used in connection with the Business, including, without limitation, the items listed on Schedule 2.1(b);

                (c) all rights in connection with the Business under the contracts, agreements, licenses, commitments, sales and purchase orders and other instruments listed on Schedule 2.1(c) and the leases of real and personal property and contracts relating thereto described in subsections (a) and (b) above (the "Contracts");

                (d) all raw materials, work-in-process, finished goods, supplies and other inventories of the Business (the "Inventories");

                (e) all accounts receivable, notes receivable and other receivables arising from the Business;

                (f) all prepaid expenses relating to the operation of the Business including, but not limited to Taxes, leases and rentals;

                (g) all of Seller's rights, claims, credits, causes of action or rights of set-off against third parties relating to the Purchased Assets, including, without limitation, unliquidated rights under warranties;

                (h) all of Seller's rights, title and interest in and to the copyrights, copyright registrations, proprietary processes, trade secrets, license rights, specifications, technical manuals and data, drawings, inventions, designs, patents, patent applications, trade names, trademarks, service marks, domain names, URL's, product information and data, know-how and development work-in-progress, customer lists, software, business and marketing plans and other intellectual or intangible property embodied in or pertaining to the Business, whether pending, applied for or issued, whether filed in the United States or in other countries listed on Schedule 2.1(h);

                (i) all things authored, discovered, developed, made, perfected, improved, designed, engineered, acquired, produced, conceived or first reduced to practice by Seller or any of its employees or agents that are exclusively used by Seller in the conduct of the Business or developed by Seller exclusively for use in the Business, in any stage of development, including, without limitation, modifications, enhancements, designs, concepts, techniques, methods, ideas, flow charts, coding sheets, notes and all other information relating to the Business;

                (j) any and all design and code documentation, methodologies, processes, trade secrets, copyrights, design information, product information, technology, formulae, routines, engineering specifications, technical manuals and data, drawings, inventions, know-how, techniques, engineering work papers, and notes, development work-in-process, and other proprietary information and materials of any kind used in or derived from the Purchased Assets (collectively with subsections (h) and (i), the "Intellectual Property");


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                (k) all permits, authorizations, consents and approvals of any
Governmental Entity affecting or relating in any way to the Business and not otherwise affecting or relating in any way to Seller's other business operations or activities, including without limitation, the items listed on Schedule 2.1(k) (the "Permits");

                (l) all books, records files and papers, whether in hard copy or electronic format, used in the Business, including without limitation, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present, former and prospective suppliers or customers, personnel and employment records, and any information relating to Taxes imposed on the Business or Purchased Assets; and

                (m) all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Business.

        2.2 EXCLUDED ASSETS. Buyer agrees that notwithstanding any provision of
Section 2.1 the assets of Seller which are not expressly covered by Section 2.1 shall be excluded from the Purchased Assets, which excluded assets shall include, without limitation, the assets set forth on Schedule 2.2 hereto (the "Excluded Assets").

        2.3 TRANSFER OF LIABILITIES. Subject to the terms and conditions of this Agreement, Buyer or an Affiliate of Buyer designated by Buyer agrees, effective as of the Closing Date, to assume the following liabilities (the "Assumed Liabilities").

                (a) the liabilities set forth on Schedule 2.3(a) to the extent set forth thereon; and

                (b) the liabilities and obligations of Seller arising under the Contracts subsequent to the Closing Date, other than the liabilities attributable to any failure by Seller to comply with the terms thereof.

        2.4 EXCLUDED LIABILITIES. Except for those liabilities expressly assumed by Buyer or any Affiliate designated by Buyer pursuant to Section 2.3, Buyer shall not assume and shall not be liable for, and Seller and its direct or indirect subsidiaries shall retain and remain solely liable for and obligated to discharge, all of the debts, contracts, agreements, commitments, obligations and other liabilities of any nature whatsoever of Seller and its direct and indirect subsidiaries, whether known or unknown, accrued or not accrued, fixed or contingent, and whether or not relating to or arising from the Business or the Purchased Assets, including without limitation, the following:

                (a) Any liability for breaches by Seller or any of its respective direct or indirect subsidiaries of any instrument, contract or purchase order (including any Contract) or any liability for payments or amounts due under any instrument, contract or purchase order (excluding any Contract) or any liability for payments or amounts due under any Contract prior to the Closing Date;


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                (b) Any liability or obligation for Taxes attributable to or imposed upon Seller or any of its direct or indirect subsidiaries, or attributable to or imposed upon the Purchased Assets for any period (or portion thereof) through the Closing Date, including, without limitation, any Taxes payable by Seller that are attributable to or arise from the transactions contemplated by this Agreement;

                (c) Any liability or obligation for or in respect of any loan, other indebtedness for money borrowed, or account payable of Seller or any of its direct or indirect subsidiaries, including any such liabilities owed to Affiliates of Seller;

                (d) Any liability or obligation arising as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time, to the extent relating to any action or omission on or prior to the Closing Date by or on behalf of Seller or any of its direct or indirect subsidiaries, including, without limitation, any liability for infringement of intellectual property rights, breach of product warranty, injury or death caused by products, or violations of federal or state securities or other laws;

                (e) Any liability or obligation arising on or prior to the Closing Date out of any "employee benefit plan," as such term is defined by the Employee Retirement Income Security Act of 1974 ("ERISA") or other employee benefit plans maintained or offered by Seller or any of its direct or indirect subsidiaries for the benefit of Seller's or Seller Sub's employees;

                (f) Any liability or obligation for making payments of any kind (including as a result of the sale of Purchased Assets or as a result of the termination of employment by Seller of employees, or other claims arising out of the terms and conditions of employment with Seller, or for vacation or severance pay or otherwise) to employees of Seller and Seller Sub or in respect of payroll taxes for employees of Seller and Seller Sub;

                (g) Any liability of Seller or any of its direct or indirect subsidiaries incurred in connection with the making or performance of this Agreement and the transactions contemplated hereby;

                (h) Any liability of Seller or any of its direct or indirect subsidiaries arising out of the violation of or failure to comply with any Environmental Regulations (as hereinafter defined) applicable to any aspect of the Business as operated by Seller prior to the Closing Date; and

                (i) Any costs or expenses of Seller or any of its direct or indirect subsidiaries incurred in connection with shutting down, deinstalling and removing equipment not purchased by Buyer, and the costs associated with all contracts and agreements not assumed by Buyer.

        2.5 PURCHASE PRICE. Subject to the performance by Seller and Seller Sub of all of their respective obligations under this Agreement (including delivering all documents required to be delivered) at the Closing, in consideration of the acquisition of the Purchased Assets under Section 2.1, Buyer agrees (a) to deliver to Seller or an account or accounts designated by Seller 1,431,945 shares, $0.001 par value, of Buyer's Common Stock (the "Immediate Consideration");


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(b) to deliver to Depository Agent (the "Depository Agent") or an account or accounts designated by Depository Agent 234,722 shares, $0.001 par value, of Buyer's Common Stock (the "Escrow Consideration" and together with the Immediate Consideration, the "Purchase Price"), which consideration shall be subject to the provisions of the Depository Agreement attached as Exhibit A to this Agreement; and (c) to assume the Assumed Liabilities. The 1,431,945 shares of Common Stock comprising the Immediate Consideration and the 234,722 shares of Common Stock comprising the Escrow Consideration may also hereinafter be referred to collectively as the "Securities" or "Total Shares."

        2.6 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Purchased Assets as provided in Exhibit B for purposes of complying with the requirements of Section 1060 of the Code and the regulations thereunder. Buyer and Seller agree to each prepare and file on a timely basis with the Internal Revenue Service (and applicable state tax authorities) substantially identical and supplemental Internal Revenue Service Forms 8594 (and corresponding state tax forms) consistent with Buyer's allocation of the Purchase Price. If any Tax authority challenges such allocation, the party receiving notice of such challenge shall give the other prompt written notice thereof and the parties shall cooperate in order to preserve the effectiveness of such allocation.

3. CLOSING.

        3.1 CLOSING. Subject to the terms and conditions of this Agreement, the Closing shall take place on such date, as soon as practicable after all conditions precedent in Sections 9 and 10 have been satisfied or waived, as the parties may agree, but in any case, no later than July 15, 2000 (the "Closing Date").

        3.2 ACTIONS AT THE CLOSING. At the Closing, Seller and Seller Sub shall deliver the Purchased Assets to Buyer, Buyer shall deliver the Immediate Consideration to Seller and deliver the Escrow Consideration to the Depository Agent, and Buyer and Seller shall take such actions and execute and deliver such agreements, bills of sale, and other instruments and documents as necessary or appropriate to effect the transactions contemplated by this Agreement in accordance with its terms, including without limitation the following:

                (a) BILL OF SALE; ASSIGNMENT AND ASSUMPTION AGREEMENT. Seller and Seller Sub shall deliver to Buyer a general Bill of Sale substantially in the form attached as Exhibit C and with respect to each Contract, Permit or item of Intellectual Property, an Assignment and Assumption Agreement substantially in the form attached as Exhibit D (collectively, the "Transfer Documents") in each case duly executed by Seller and Seller Sub, and in the aggregate assigning to Buyer all of Seller's and Seller Sub's right, title and interest, including all intellectual property rights, in and to the Purchased Assets free and clear of all Liens. Buyer may designate one or more of its Affiliates as the recipient of certain of the Purchased Assets, and as the party to assume certain of the Assumed Liabilities, in which case Seller shall transfer such Purchased Assets and Assumed Liabilities to Buyer or the Affiliate(s) designated by Buyer pursuant to such Transfer Documents.


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                (b) PURCHASE PRICE. Buyer shall deliver the Immediate
Consideration to Seller and the Escrow Consideration to the Depository Agent and shall execute the Assignment and Assumption Agreement.

                (c) TITLE. Seller and Seller Sub shall provide reasonable evidence of valid title to such of the Purchased Assets as Buyer may reasonably request in writing prior to the Closing, in form and substance reasonably satisfactory to Buyer.

                (d) THIRD PARTY CONSENTS AND ASSIGNMENTS. Seller and Seller Sub shall deliver to Buyer any assignments, and any required consents to assignment, that it has obtained in respect of the Contracts, duly executed by parties having the authority to so assign or consent to assign, in form and substance as Buyer shall reasonably request, as well as a written confirmation from such third parties that the Contracts are in good standing.

                (e) SELLER DOCUMENTS. At the Closing, Seller and Seller Sub shall deliver to Buyer any and all documents required to satisfy the conditions set forth in Section 10 of this Agreement and any other closing documents reasonably requested by Buyer.

                (f) BUYER DOCUMENTS. At the Closing, Buyer shall deliver to Seller and Seller Sub any and all documents required to satisfy the conditions set forth in Section 9 of this Agreement and any other closing documents reasonably requested by Seller.

                (g) POST-CLOSING ACTIONS. Subsequent to the Closing Date, Seller shall, and shall cause any Affiliate of Seller to, from time to time execute and deliver, upon the request of Buyer, all such other and further materials and documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Buyer to effect, record or verify the transfer to and vesting in Buyer of Seller's and any of Seller's Affiliates' right, title and interest in and to the Purchased Assets, free and clear of all Liens in accordance with the terms of this Agreement.

4. REPRESENTATIONS AND WARRANTIES OF SELLER

        Each representation and warranty set forth below is qualified by any exception or disclosures set forth in the Seller Disclosure Schedule attached hereto, which exceptions specifically reference the Section(s) to be qualified. In all other respects, each representation and warranty set out in this Section 4 is not qualified in any way whatsoever, will not merge on Closing or by reason of the execution and delivery of any agreement, document or instrument at the Closing, will remain in force on and after the Closing Date, (although not deemed to be given as of any date after the Closing Date), is given with the intention that liability is not confined to breaches discovered before Closing, is separate and independent and is not limited by reference to any other representation or warranty or any other provision of this Agreement, and is made and given as of the date hereof with the intention of inducing the Buyer to enter into this Agreement. Seller represents and warrants to Buyer as follows:

        4.1 ORGANIZATION, STANDING AND POWER. Seller and Seller Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller


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and Seller Sub have the requisite corporate power and authority and all necessary permits, authorizations, consents, and approvals of all Governmental Entities to own, lease and operate their respective properties and to carry on the Business as now being conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Purchased Assets or the Business. Seller and Seller Sub are duly qualified or licensed as foreign corporations to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by each of them or the nature of their business makes such qualification or licensing necessary, except for failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on the Purchased Assets or the Business.

        4.2 AUTHORITY. The execution and delivery of this Agreement (and all other agreements and instruments contemplated under this Agreement) by Seller and Seller Sub, the performance by Seller and Seller Sub of their respective obligations hereunder and thereunder, and the consummation by Seller and Seller Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the respective Boards of Directors of Seller and Seller Sub, and no other act or proceeding on the part of or on behalf of either Seller or Seller Sub is necessary to approve the execution and delivery of this Agreement and such other agreements and instruments, the performance by Seller and Seller Sub of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. Seller represents that it will not be necessary to obtain the vote of its stockholders to approve this Agreement and the transactions contemplated hereby. The signatory officers of Seller and Seller Sub have the power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Seller and Seller Sub pursuant hereto, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by Seller and Seller Sub pursuant to the provisions hereof and thereof.

        4.3 EXECUTION AND BINDING EFFECT. This Agreement has been duly and validly executed and delivered by Seller and Seller Sub and constitutes, and the other agreements and instruments to be executed and delivered by Seller and, as applicable, Seller Sub, pursuant hereto, upon their execution and delivery by Seller and Seller Sub, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by Buyer), legal, valid and binding agreements of Seller and Seller Sub, enforceable against Seller and Seller Sub in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, or other laws affecting the enforcement of creditors' rights generally or provisions limiting competition, and by equitable principles.

        4.4 CONSENTS AND APPROVALS OF GOVERNMENTAL ENTITIES. Other than the Governmental Authorizations there is no requirement applicable to Seller or Seller Sub to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful consummation by Seller and Seller Sub of the transactions contemplated by this Agreement and the other agreements and


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instruments to be executed and delivered by Seller and Seller Sub pursuant hereto or the consummation by Seller and Seller Sub of the transactions contemplated herein or therein.

        4.5 NO VIOLATION. Neither the execution, delivery and performance of this Agreement and all of the other agreements and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Seller or Seller Sub, (b) conflict with or result in a violation or breach of, or constitute a default or require consent of any Person, except such consents as have been obtained prior to the Closing Date, (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any contract, notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Seller or Seller Sub is a party or by which Seller, Seller Sub or any of the Purchased Assets may be bound, (c) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any Governmental Entity applicable to Seller or Seller Sub or by which any properties or assets of Seller or Seller Sub may be bound, or (d) result in any cancellation of, or obligation to repay, any grant, loan or other financial assistance received by Seller or Seller Sub from any Governmental Entity. No "bulk sales" legislation applies to the transactions contemplated by this Agreement.

        4.6 CONSENTS. Schedule 4.6 sets forth each Contract requiring a consent as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby (each a "Required Consent").

        4.7 FINANCIAL INFORMATION. Seller has delivered to Buyer its unaudited balance sheet at May 31, 2000 (the "May 31 Balance Sheet"), a copy of which is set forth in the Seller Disclosure Schedule. The monetary amounts for the accounts included in the May 31 Balance Sheet were prepared in accordance with GAAP. The May 31 Balance Sheet accurately and correctly discloses the amounts of the Purchased Assets as of the Closing Date.

        4.8 NO UNDISCLOSED LIABILITIES. The Business does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, in excess of $25,000 individually or $50,000 in the aggregate, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required by GAAP to be reflected in Seller's financial statements) which (i) has not been reflected in the May 31 Balance Sheet, or
(ii) has not arisen in the ordinary course of the Business since May 31, 2000.

        4.9 ASSETS GENERALLY.

                (a) The Purchased Assets include all properties, tangible and intangible, and only such properties, currently used by Seller and Seller Sub in operating the Business and necessary for Buyer to operate the Business after the Closing Date in a manner substantially equivalent to the manner in which Seller has operated the Business prior to and through the Closing Date. Other than the Required Consents and the Governmental Approvals, no licenses or other consents from, or payments to, any other Person are or will be necessary for Buyer to


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operate the Business and use the Purchased Assets in the manner in which Seller and Seller Sub have operated the same.

                (b) Either Seller or Seller Sub holds good and marketable title, license to or leasehold interest in all of the Purchased Assets, free and clear of all Liens other than Liens imposed or arising under the Assumed Liabilities, and has the complete and unrestricted power and the unqualified right to sell, assign and deliver the Purchased Assets to Buyer. Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire good and marketable title, license or leasehold interest to the Purchased Assets free and clear of any Liens, other than Liens imposed or arising under the Assumed Liabilities, and there exists no restriction on the use or transfer of the Purchased Assets, except as may be assumed hereunder by Buyer as an Assumed Liability. No Person other than Seller or Seller Sub have any right or interest in the Purchased Assets, including the right to grant interests in the Purchased Assets to third parties, except for Purchased Assets licensed or leased from third parties which are set forth in the Seller Disclosure Schedule and identified as such.

                (c) None of the Purchased Assets that constitute tangible personal property is held under any lease, security agreement, conditional sales contract, lien, or other title retention or security arrangement.

                (d) Except as provided in this Agreement, no restrictions will exist on Buyer's right to sell, resell, license or sublicense any of the Purchased Assets or engage in the Business, nor will any such restrictions be imposed on Buyer as a consequence of the transactions contemplated by this Agreement or by any agreement referenced in this Agreement.

                (e) All of the Purchased Assets are in good operating condition and repair, normal wear and tear excepted, as required for their use in the Business as presently conducted, and conform to all applicable laws, and no notice of any violation of any law relating to any of the Purchased Assets or Assumed Liabilities has been received by Seller or Seller Sub.

        4.10 INTELLECTUAL PROPERTY.

                (a) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including without limitation the continued conduct by Buyer after the Closing Date of the Business and the incorporation of any Intellectual Property in any product of Buyer or an Affiliate of Buyer) will not breach, violate or conflict with any instrument or agreement governing any Intellectual Property and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Intellectual Property or in any material way impair the right of Buyer or any of its Affiliates to use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property or portion thereof;

                (b) Neither the development, manufacture, marketing, license, sale or use of any product or intellectual property currently licensed, used or sold by Seller or Seller Sub in the Business or currently under development in the Business violates or will violate any license or agreement to which Seller or Seller Sub is a party or infringes or, to Seller's best knowledge, will


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infringe any copyright, patent, trademark, service mark, trade secret or other intellectual property or other proprietary right of any other party. All registered Intellectual Property (including without limitation trademarks, domain names, service marks, patents and copyrights) are valid and subsisting. There is no pending or threatened claim against the Company or litigation contesting the validity, ownership or right to use, sell, license or dispose of any of the Purchased Assets (including without limitation the Intellectual Property) necessary or required for, or used in, the conduct of the Business nor, to Seller's knowledge, is there any basis for any such claim, nor has Seller or Seller Sub received any notice asserting that any such Purchased Asset (including without limitation the Intellectual Property) or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to Seller's knowledge, is there any basis for any such assertion. To Seller's best knowledge, there is no material unauthorized use, infringement or misappropriation on the part of any third party of the Purchased Assets (including without limitation the Intellectual Property);

                (c) Schedule 2.1(h) contains a complete and accurate list of all applications, filings and other formal actions made or taken pursuant to federal, state, local and foreign laws by Seller or Seller Sub to perfect or protect its interest in the Purchased Assets, including, without limitation, all patents, patent applications, trademarks, trademark applications, service marks and copyright or mask work registrations.

                (d) Seller and Seller Sub have taken reasonable steps (including, without limitation, entering into confidentiality and non-disclosure with all officers and employees of and consultants with access to or knowledge of the Purchased Assets (including without limitation the Intellectual Property) to maintain the secrecy and confidentiality of the Purchased Assets (including without limitation the Intellectual Property).

                (e) All fees to maintain Seller's and Seller Sub's rights in the Intellectual Property, including, without limitation, patent and trademark registration and prosecution fees and all professional fees in connection therewith pertaining to the Intellectual Property due and payable on or before the Closing Date, have been paid by Seller or Seller Sub or will be paid by Seller or Seller Sub within a reasonable period after the Closing.

        4.11 CUSTOMER AGREEMENTS.

                (a) The Seller Disclosure Schedule contains a list (including names, addresses, contact names and telephone numbers), which is complete in all material respects, of all agreements or other arrangements pursuant to which Seller or Seller Sub is obligated to supply products, perform services or otherwise engage in the conduct of the Business (such agreements, as supplemented below, are referred to collectively as the "Customer Agreements"). Seller has provided a true and complete copy of all Customer Agreements to Buyer. All such Customer Agreements are in full force and effect and are valid and effective in accordance with their respective terms against Seller or Seller Sub, and against the other party thereto. Seller or Seller Sub holds right, title and interest to the benefits afforded it under the terms of each Customer Agreement free of all Liens, other than Liens imposed or arising under the Assumed Liabilities. Neither Seller nor Seller Sub is in default under any such Customer Agreements (or has caused an event which with notice or lapse of time, or both, would constitute a default), nor, to Seller's knowledge, is the other party thereto in default (or has caused an event which with notice or lapse of time, or both, would constitute a default) under any such Customer Agreements.

                (b) Neither Seller nor Seller Sub has entered into any agreement under which Seller or Seller Sub is restricted from selling, licensing or otherwise distributing any products or services of the Business to any class of customers, in any geographic area, during any period of time or in any segment of the market.

                (c) After the Closing, Buyer will not be prevented by any act of Seller or Seller Sub from changing prices charged in any future agreement to existing or future customers of any products or services.

                (d) Neither Seller nor Seller Sub has granted any third party the right to supply any products or services of the Business to any other third party. No agreement for supply of the products or services of the Business by Seller or Seller Sub obligates Seller or Seller Sub, and no agreement would obligate Buyer after the Closing Date, to provide any change in specification of such products or services or to provide new products or services. No agreement pursuant to which Seller or Seller Sub has licensed to a third party the use of any products of the Business obligates Seller or Seller Sub to provide any change in specification in the performance of such products or to provide new products or services.

        4.12 WARRANTIES AND INDEMNITIES. The Seller Disclosure Schedule sets forth a summary of all contractual warranties and indemnities, express or implied, relating to products sold or services rendered by Seller in connection with the Business, and no contractual warranty or indemnity in connection with the Business has been given by Seller or Seller Sub which is not listed on the Seller Disclosure Schedule or which differs therefrom in any respect. Seller and Seller Sub are each in compliance, in all material respects, with all warranties described in the Seller Disclosure Schedule. The Seller Disclosure Schedule, in all material respects, also indicates all warranty and indemnity claims currently pending against Seller or Seller Sub in connection with the Business. Seller and Seller Sub have expressly disclaimed in all agreements with third parties all implied warranties of merchantability and fitness for a particular purpose with respect to all of the Purchased Assets, except as expressly set forth in Schedule 4.12 of the Seller Disclosure Schedule.

        4.13 REAL PROPERTY.

                (a) Schedule 2.1(a) sets forth, with respect to each real property lease to be assumed by Buyer, the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental and/or other fees payable under any such lease. All such leases are in full force and effect. All such leases are valid and effective in accordance with their respective terms, enforceable against Seller or Seller Sub and the other party thereto. Seller has delivered to Buyer a true, correct and complete copy of each lease identified on Schedule 2.1(a). The premises or property described in said leases are presently occupied or used by Seller or Seller Sub as lessee under the terms of said leases. Seller or Seller Sub is the legal and equitable owner and holder of the leasehold interest in each such lease. Seller or Seller Sub has all right, title and interest of the lessee under the terms of said leases, free of all Liens, other than Liens imposed or arising under the Assumed Liabilities. Neither Seller nor Seller Sub is in default under any such leases (and has not caused an event which with notice or lapse of time, or both, would constitute a default), and to the Seller's knowledge, the other party thereto is not in default (and has not caused an event which with notice or lapse of time, or both, would constitute a default) under any such leases.

                (b) Any real property included in the Purchased Assets currently has access to public roads or valid easements providing access to public roads, water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, as is necessary for the conduct of the Business.

                (c) None of the material structures on any real property included in the Purchased Assets encroaches upon the real property of another Person, and no structure of any other Person encroaches upon any real property included in the Purchased Assets.

                (d) No violation of any law, regulation or ordinance, including without limitation, laws, regulations or ordinances relating to zoning, environmental, city planning or similar matters) relating to the Business or any Purchased Asset currently exists or has existed at any time except for violations which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or the Purchased Assets. There are no developments affecting any of the Purchased Assets pending or, to the knowledge of Seller threatened, which might materially detract from the value of such Purchased Assets, materially interfere with the present use of such Purchased Assets or have a Material Adverse Effect on the marketability of the Purchased Assets.

        4.14 INVENTORIES. All of the Inventories included in the Purchased Assets are and are expected by Seller to be items of a quality usable or salable in the ordinary and usual course of business. The value at which the Inventories are carried on the May 31 Balance Sheet reflects an inventory valuation policy of Seller which is consistent with industry practice and which is in accordance with GAAP, consistently applied.

        4.15 ACCOUNTS RECEIVABLE. All accounts receivable, notes receivable and other receivables included in the Purchased Assets are valid, genuine and are expected by Seller to be fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts less any reserves for doubtful accounts recorded on the May 31 Balance Sheet. All accounts, notes receivable, and other receivables arising out of or relating to the Business on May 31 have been included in the May 31 Balance Sheet.

        4.16 LICENSES AND PERMITS. Seller or Seller Sub holds all consents, approvals, registrations, certifications, authorizations, permits and licenses of, and has made all filings with, or notifications to, all Governmental Entities pursuant to applicable requirements of all federal, state, local and foreign laws, ordinances, governmental rules or regulations applicable to the Business, including, but not limited to, all such laws, ordinances, governmental rules or regulations relating to registration of the products of the Business (at their current level of development and use) and certification of the facilities of the Business. The Business is in material compliance with all federal, state, local and foreign laws, ordinances, governmental rules and regulations relating to the products manufactured by the Business or otherwise related to the Business and Seller has no reason to believe that any consents, approvals, authorizations, registrations, certifications, permits, filings or notifications that it has received or made to operate the Business are invalid or have been or are being suspended, canceled, revoked or questioned. There is no investigation or inquiry to which Seller or Seller Sub is a party or, to Seller's knowledge, pending or threatened, relating to the Business and its compliance with applicable foreign, state, local or foreign laws, ordinances, governmental rules or regulations. Each such consent, approval, registration, certification, authorization, permit or license is transferable and shall be transferred to Buyer in accordance with the terms of this Agreement.

        4.17 EMPLOYEES.

                (a) Schedule 4.17 sets forth the names, home addresses, compensation levels, share option position, if any, and job titles of all of the employees currently engaged in connection with the Business or who have accepted offers of employment from Seller or Seller Sub to work in connection with the Business. All past and present employees, consultants, officers, and directors of Seller or any parent or subsidiary of Seller that have had access to the Purchased Assets are parties to a written agreement (a "Confidentiality Agreement"), under which each such person or entity (i) is obligated to disclose and transfer to Seller, without the receipt by such person of any additional value therefor (other than normal salary or fees for consulting services), all inventions, developments and discoveries which, during the period of employment with or performance of services for Seller or parent or subsidiary of Seller, he or she makes or conceives of either solely or jointly with others, that relate to any subject matter with which his or her work for Seller or parent or subsidiary of Seller may be concerned, or relate to or are connected with the Business, products or projects of Seller or Seller Sub, or involve the use of the time, material or facilities of Seller or Seller Sub, and (ii) is obligated to maintain the confidentiality of proprietary information of Seller and Seller Sub. To Seller's best knowledge, none of Seller's or Seller Sub's employees, consultants, officers or directors is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict with their obligation to promote the interests of Seller or Seller Sub with regard to the Business or the Purchased Assets or that would conflict with the Business or the Purchased Assets. To Seller's best knowledge, neither the execution nor the delivery of this Agreement, nor the carrying on of the Business by its or Seller Sub's employees and consultants, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such persons or entities are now obligated. It is currently not necessary nor will it be necessary for Seller or Seller Sub to utilize in the Business any inventions of any of such persons or entities (or people it currently intends to hire) made or owned prior to their employment by or affiliation with Seller or Seller Sub, nor is it or will it be necessary to utilize any other assets or rights of any such persons or entities (or people it currently intends to hire) made or owned prior to their employment with or engagement by Seller or Seller Sub, in violation of any registered patents, trade names, trademarks or copyrights or any other limitations or restrictions to which any such persons or entity is a party or to which any of such assets or rights may be subject. To the Seller's knowledge, none of Seller's or Seller Sub's employees, consultants, officers, directors or stockholders that has had knowledge or access to information relating to the Purchased Assets has taken, removed or made use of any proprietary documentation, manuals, products, materials, or any other tangible item from his or her previous employer relating to the Purchased Assets by such previous employer which has resulted in Seller's or Seller Sub's access to or use of such proprietary items included in the Purchased Assets, and neither Seller nor Seller Sub will gain access to or make use of any such proprietary items in the Business, except to the extent that any such activities would not have a Material Adverse Effect on the Purchased Assets or the Business.

                (b) Except for the Confidentiality Agreements, there are no written or oral contracts of employment between Seller and any Employee.

                (c) Neither Seller nor Seller Sub is a party to a collective bargaining agreement with any trade union, neither Seller's nor Seller Sub's employees are members of a trade union certified as a bargaining agent with the Seller or Seller Sub and no proceedings to implement any such collective bargaining agreement or certifications are pending.

        4.18 EMPLOYEE BENEFIT AND COMPENSATION PLANS. Buyer will incur no liability with respect to, or on account of, and Seller and/or Seller Sub will retain any liability for, and on account of, any employee benefit plan of Seller or Seller Sub, any of its Affiliates or any predecessor employer of any employee, including, but not limited to, liabilities Seller and/or Seller Sub may have to such employees under all employee benefit schemes, incentive compensation plans, bonus plans, pension and retirement plans, vacation, profit-sharing plans (including any profit-sharing plan with a cash-or-deferred arrangement) share purchase and option plans, savings and similar plans, medical, dental, travel, accident, life, disability and other insurance and other plans or arrangements, whether written or oral and whether "qualified" or "non-qualified," or to any employee as a result of termination of employment by Seller or Seller Sub as contemplated by this Agreement. Neither Seller nor Seller Sub has, with respect to any employee, maintained or contributed to, or been obligated or required to contribute to, any retirement or pension plan or any employee benefit plan. Neither Seller nor Seller Sub is a party to any collective bargaining agreement covering any employee and Seller knows of no effort to organize any such employee as a part of any collective bargaining unit. The Seller and Seller Sub have complied with all of their respective obligations (including obligations to make contributions) in respect of the pension funds of which its employees are members, there is no outstanding liability of the Seller or any of its Affiliates to any such funds and all such funds are fully funded to meet all potential claims for benefits by any and all such employees and any former employee.

        4.19 TAXES. All Taxes have been or will be paid by Seller or Seller Sub for all periods (or portions thereof) prior to and including the Closing Date. Seller and any other person required to file returns or reports of Taxes have duly and timely filed (or will file prior to the Closing Date) all returns and reports of Taxes required to be filed prior to such date, and all such returns and reports are true, correct, and complete in all material respects. There are no liens for Taxes on any of the Purchased Assets, except for any Lien for taxes not yet due or which are being contested in good faith. Seller and Seller Sub have complied in all material respects with all record keeping and tax reporting obligations relating to income and employment taxes due with respect to compensation paid to employees or independent contractors providing services to the Business. Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code. There are no pending or, to Seller's knowledge, threatened proceedings with respect to Taxes, and there are no outstanding waivers or extensions of statutes of limitations with respect to assessments of Taxes. No agreement or arrangement regarding compensation of any employee providing services to the Business provides for any payments which could result in a nondeductible expense to the Buyer pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

        4.20 COMPLIANCE WITH LAW. The operation of the Business by Seller and Seller Sub has been conducted in all material respects in accordance with all applicable laws, regulations and other requirements of Governmental Entities having jurisdiction over the same.

        4.21 ENVIRONMENTAL MATTERS. Seller has provided to Buyer all environmentally related audits, studies, reports, analyses, and results of investigations known to Seller which have been performed with respect to the currently or previously owned, leased or operated properties of Seller or Seller Sub in connection with the Business. Except as set forth on Schedule 4.21 hereto:

                (a) to Seller's knowledge (i) neither the conduct nor operation of the Business by Seller or Seller Sub, nor any condition of any real property presently owned, leased or operated by either of them in connection with the Business violates any Environmental Laws (as defined below) or any Permits issued pursuant to Environmental Laws, and (ii) neither Seller nor Seller Sub has received any communication from the relevant landlord or any Governmental Authority stating that the operation or condition of any real property presently owned, leased or operated in connection with the Business is in violation of any Environmental Law or any Permit issued pursuant to any Environmental Law;

                (b) Seller and Seller Sub have obtained and currently maintains all material Permits required to be maintained thereby under all Environmental Laws necessary to use the Purchased Assets in the Business and there is no pending, or to the knowledge of Seller threatened, proceeding, action, or claim to revoke or materially modify the terms or conditions of such Permits;

                (c) Neither Seller nor Seller Sub is the subject of or subject to any outstanding written order, judgement, ruling, agreement or contract with any Governmental Authority or other Person in connection with the Purchased Assets respecting (i) Environmental Laws, (ii) Remedial Action (as defined below) or (iii) any Release (as defined below) or threatened Release of a Hazardous Material (as defined below);

                (d) Seller has no knowledge of any facts, circumstances or conditions relating to the Purchased Assets that could reasonably be expected to result in Seller or Seller Sub incurring any material liabilities under or pursuant to any Environmental Law;

                (e) there are no proceedings or investigations pending or, to Seller's knowledge, threatened against Seller or Seller Sub in connection with the Purchased Assets which could reasonably be expected to lead to the imposition of any liability on Seller or Seller Sub pursuant to any Environmental Law; and

                (f) to Seller's knowledge, there is not located at any of the properties listed as or in connection with a Purchased Asset, any (i) underground storage tanks, (ii) asbestos-containing material or (iii) equipment containing polychlorinated biphenyls.

                As used herein the following terms shall have the respective meanings set forth below:

                        (i) "ENVIRONMENTAL LAW" means any applicable United States, federal, state or local or foreign statute, law, code, regulation, ordinance or rule of common law relating to the protection or regulation of human health and safety, the environment, or natural resources, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. Section 1801 et seq.), the Resource Conservation and Recovery Act, (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), and the regulations promulgated pursuant thereto and any analogous state laws or applicable foreign laws that govern environmental matters with respect to Purchased Assets located outside the United States.

                        (ii) "HAZARDOUS MATERIAL" means any substance, material or waste which is regulated, classified or otherwise characterized as hazardous, toxic, pollutant, contaminant or words of similar meaning or regulatory effect by the United States or any state or local governmental authority or applicable foreign governmental authority, including petroleum and its by-products, asbestos or asbestos-containing materials, polychlorinated biphenyls, urea formaldehyde insulation and radioactive materials.

                        (iii) "RELEASE" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

                        (iv) "REMEDIAL ACTION" means all actions to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care.

        4.22 CONTRACTS.

                (a) Schedule 4.22 contains a list of all contracts relating to the Business, including, without limitation, the following:

                        (i) each contract for the purchase of inventory, spare parts, other materials or personal property with any supplier used in, or for the furnishing of services to, the Business;

                        (ii) each customer contract and agreement of the Business;

                        (iii) (A) all distributor, manufacturer's representative, broker, franchise, agency and dealer contracts and agreements of the Business (specifying on a matrix, in the case of distributor agreements, the name of the distributor, product, territory, termination date and exclusivity provisions) and (B) all sales promotion, market research, marketing and advertising contracts and agreements of the Business;

                        (iv) all management contracts with independent contractors or consultants (or similar arrangements) of the Business;

                        (v) all contracts and agreements (excluding routine checking account overdraft agreements involving petty cash amounts) under which the Business has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness of itself or of any third-party Person or under which the Business has imposed (or may impose) a security interest or lien on any of its assets, whether tangible or intangible, to secure indebtedness;

                        (vi) all contracts and agreements that limit the ability of any Person related to the Business, or any of its affiliates, to compete in any line of business or with any person or in any geographic area or during any period of time, or to solicit any customer or client;

                        (vii) all contracts pursuant to which the Business has agreed to supply products to a customer at specified prices, whether directly or through a specific distributor, manufacturer's representative or dealer; and

                        (viii) all other contracts (A) which are material to the Business or (B) the absence of which would have a Material Adverse Effect on the Business, or (C) relating to the Business which are believed by Seller to be of unique value even though not material to the Business.

                (b) Each Contract and each contract or agreement disclosed on
Schedule 4.22 is a legal, valid and binding agreement, and, to Seller's best knowledge, none of these agreements is in default by its terms or has been canceled by the other party; Seller is not in receipt of any claim of default under any such agreement; and Seller does not anticipate any termination or change to, or receipt of a proposal with respect to, any such agreements a result of the transactions contemplated hereby. Seller has furnished Buyer with true and complete copies of all such agreements together with all amendments, waivers or other changes thereto.

        4.23 PRODUCTS. Each of the products and services produced, sold or provided by Seller or Seller Sub in connection with the Business is, and at all times has been, in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations and is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made in connection with the sale of such product or service. There is no design defect with respect to any of such products, and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable laws and current industry practice with respect to its contents and use.

        4.24 PRODUCT LIABILITY. There are no claims, actions, suits, inquiries, proceedings or investigations pending by or against Seller or Seller Sub, relating to any products of the Business and containing allegations that such products are defective or were improperly designed or manufactured or improperly labeled or otherwise improperly described for use.

        4.25 LITIGATION; OTHER CLAIMS.

                (a) There are no claims, actions, suits, inquiries, proceedings, or investigations against Seller or Seller Sub, or any of their respective officers, directors or stockholders, relating to the Business, the Purchased Assets or the Employees which are currently pending or threatened against the Company, at law or in equity or before or by any Governmental Entity, or which challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby, nor is Seller aware of any basis for such claims, actions, suits, inquiries, proceedings, or investigations; and no Governmental Entity has at any time challenged or questioned the legal right of Seller or Seller Sub to manufacture, offer or sell any of its products or services in the present manner or style thereof.

                (b) There are no grievance or arbitration proceedings pending or threatened, and there are no actual or threatened strikes or work stoppages with respect to the Business, the Purchased Assets or the Employees, nor is Seller aware of any basis for such proceedings or events.

        4.26 DEFAULTS. Neither Seller nor Seller Sub is in default under or with respect to any judgment, order, writ, injunction or decree of any court or any Governmental Entity which could reasonably be expected to have a Material Adverse Effect on the Business or any of the Purchased Assets. There does not exist any default by Seller or Seller Sub or, to Seller's knowledge, or by any other Person, or event that, with notice or lapse of time, or both, would constitute a default under any agreement entered into by Seller or Seller Sub as part of the operations of the Business which could reasonably be expected to have a Material Adverse Effect on the Business or the Purchased Assets, and no notices of breach thereof have been received by Seller.

        4.27 SCHEDULES. The schedules describing the Purchased Assets are complete and accurate and describe the assets in the possession of, or used by Seller or Seller Sub in connection with the Business. The property listed in such Schedules constitutes all of the tangible and intangible property necessary for the conduct by Seller and Seller Sub of the Business.

        4.28 FULL DISCLOSURE. Seller is not aware of any facts pertaining to the Purchased Assets which affect the Business or the Purchased Assets in a materially adverse manner or which will in the future affect the Business or the Purchased Assets in a materially adverse manner. Neither this Agreement nor any other agreement, exhibit, schedule or officer's certificate being entered into or delivered pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

        4.29 BROKERS AND FINDERS. Neither Seller nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finder's fee in connection with the transactions contemplated by this Agreement.

        4.30 FAIR CONSIDERATION; NO FRAUDULENT CONVEYANCE. The sale of the Purchased Assets pursuant to this Agreement is made in exchange for fair and equivalent consideration. Seller and Seller Sub are not now insolvent and will not be rendered insolvent by the sale, transfer and assignment of the Purchased Assets pursuant to the terms of this Agreement. Seller and Seller Sub are not entering into this Agreement or any of the other agreements referenced in this Agreement with the intent to defraud, delay or hinder their respective creditors and the consummation of the transactions contemplated by this Agreement, and the other agreements referenced in this Agreement, will not have any such effect. The transactions contemplated in this Agreement or any agreements referenced in this Agreement will not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of Seller or Seller Sub to any of the Purchased Assets after the Closing.

        4.31 INSURANCE. The Seller Disclosure Schedule lists all insurance policies and fidelity bonds covering the Purchased Assets. There is no claim by Seller or Seller Sub pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies and bonds. All premiums due and payable under all such policies and bonds have been paid and Seller and Seller Sub are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). There is no threatened termination of, or material premium increase with respect to, any of such policies.

5. ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SELLER CONCERNING THE
   SECURITIES.

        5.1 PURCHASE ENTIRELY FOR OWN ACCOUNT. This Agreement is made with Seller and Seller Sub in reliance upon Seller's representation to Buyer, which by Seller's execution of this Agreement Seller hereby confirms, the Securities to be acquired by Seller will be acquired for investment for Seller's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Seller further represents that Seller does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities. Seller has not been formed for the specific purpose of acquiring the Securities.

        5.2 DISCLOSURE OF INFORMATION. Seller believes it has received all of the information it considers necessary or appropriate for deciding whether to acquire the Securities. Seller further represents that it has had an opportunity to ask questions and receive answers from Buyer regarding the Securities. The foregoing, however, does not limit or modify the representations and warranties of the Buyer contained in Section 6 or the right of the Seller to rely thereon.

        5.3 RESTRICTED SECURITIES. Seller understands that the Securities have not been, and will not be as of the Closing Date, registered under the Securities Act of 1933, as amended (the "Securities Act") , by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller's representations as expressed herein. Seller understands that the Securities are "restricted securities" under applicable U.S. federal and state securities laws and that, pursuant to these laws, Seller must hold THE Securities unless and until they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Seller acknowledges that, except as provided under the Investor Rights Agreement, Buyer has no obligation to register or qualify the Securities for resale. Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to Buyer which are outside of Seller's control, and which Buyer is under no obligation and may not be able to satisfy.

        5.4 LEGENDS. Seller understands that the Securities, and any securities issued in respect of or exchange for the Securities, may bear one or all of the following legends:

                (a) "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE PURCHASER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933."

                (b) Any legend required by the laws of the State of California, including any legend required by the California Department of Corporations.

                (c) Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

        5.5 ACCREDITED INVESTOR. Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

        5.6 CORPORATE SECURITIES LAW. THE SALE OF THE SECURITIES THAT IS THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA. THE ISSUANCE OF SUCH SECURITIES OR THE RECEIPT OF ANY PART OF THE ASSETS FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.

6. REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Seller and Seller Sub as follows:

        6.1 ORGANIZATION. Buyer is a corporation duly organized and validly existing under the laws of Delaware, and has full corporate power and authority and the legal right to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, and to consummate the transactions contemplated hereby and thereby.

        6.2 AUTHORITY. The execution and delivery of this Agreement (and all other agreements and instruments contemplated hereunder) by Buyer, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the Board of Directors of Buyer, and no other act or proceeding on the part of Buyer or its shareholders is necessary to approve the execution and delivery of this Agreement and such other agreements and instruments, the performance by Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. The signatory officers of Buyer have the power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by Buyer pursuant to the provisions hereof and thereof.

        6.3 EXECUTION AND BINDING EFFECT. This Agreement has been duly and validly executed and delivered by Buyer and constitutes, and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, upon their execution and delivery by Buyer, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by Seller and Seller Sub), legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, or other laws affecting the enforcement of creditors' rights generally or provisions limiting competition, and by equitable principles.

        6.4 CONSENT AND APPROVALS. There is no requirement applicable to Buyer to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful consummation by Buyer of the transactions contemplated by this Agreement and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, except for filings (a) which are referred to in the Seller Disclosure Schedule or (b) the failure of making which would not have a Material Adverse Effect on the transactions contemplated hereby.

        6.5 NO VIOLATION. Neither the execution, delivery and performance of this Agreement and of all the other agreements and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Buyer, (b) conflict with or result in a violation or breach of, or constitute a default or require consent of any Person (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, or (c) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any Governmental Entity applicable to Buyer or by which any of its properties or assets may be bound.

        6.6 SEC FILINGS; FINANCIAL STATEMENTS.

                (a) As of the time it was filed with the U.S. Securities and Exchange Commission ("SEC") (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each report, registration statement and definitive proxy statement filed by Buyer with the SEC ("Buyer's SEC Documents") complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder; and
(ii) none of Buyer's SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                (b) The financial statements (including the notes thereto) contained in Buyer's SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto;
(ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude; and (iii) fairly present in all material respects the financial position of Buyer as of the respective dates thereof and the results of operations, shareholders' equity and cash flows of Buyer for the periods covered thereby. Buyer is not aware of any facts or circumstances that will necessitate a restatement of any financial statements that have been included in Buyer's SEC Documents.

        6.7 ABSENCE OF UNDISCLOSED LIABILITIES. Buyer has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the balance sheet included in Buyer's Annual Report on Form 10-K for the period ended March 31, 2000 (the "Buyer Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the Buyer Balance Sheet under GAAP, and (iii) those incurred in the ordinary course of business since the Buyer Balance Sheet Date and consistent with past practice.

        6.8 ABSENCE OF CERTAIN CHANGES. Since March 31, 2000 (the "Buyer Balance Sheet Date"), Buyer has conducted its business in the ordinary course in a manner consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect on Buyer; (ii) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Buyer, or any direct or indirect redemption, purchase or other acquisition by Buyer of any of its shares of capital stock; (iii) any material amendment or change to Buyer's Certificate of Incorporation or Bylaws; or (iv) any negotiation or agreement by Buyer to do any of the things described in the preceding clauses (i) through (iii) (other than negotiations with the Seller and its representatives regarding the transactions contemplated by this Agreement).

        6.9 LITIGATION. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Buyer, threatened against Buyer or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Buyer. There is no judgment, decree or order against Buyer or any of its subsidiaries or, to the knowledge of Buyer or any of its subsidiaries, any of their respective directors or officers (in their capacities as such) that could reasonably be expected to prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Buyer.

        6.10 GOVERNMENTAL AUTHORIZATION. Each of Buyer and its subsidiaries has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity that is required for the operation of Buyer's or any of its subsidiaries' business ("Buyer Authorizations"), and all of such Buyer Authorizations are in full force and effect, except where the failure to obtain or have any of such Buyer Authorizations could not reasonably be expected to have a Material Adverse Effect on Buyer.

        6.11 COMPLIANCE WITH LAWS. Each of Buyer and its subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not reasonably be expected to have a Material Adverse Effect on Buyer.

        6.12 VALID ISSUANCE. The Securities will, when issued in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and encumbrances.

7. COVENANTS.

        7.1 ACCESS TO INFORMATION.

                (a) Prior and subsequent to the Closing, Seller will permit Buyer to make a full and complete investigation of the Purchased Assets and to receive from Seller all information of Seller and Seller Sub relating to the Purchased Assets or reasonably related to Seller's and Seller Sub's conduct of the Business. Without limiting this right, Seller will give to Buyer and its accountants, legal counsel, and other representatives full access, during normal business hours, at a mutually agreeable location arranged in advance, to all of the books, records, files, documents, properties, and contracts of Seller and Seller Sub relating to the Purchased Assets or reasonably related to Seller's and Seller Sub's conduct of the Business and allow Buyer and any such representatives to make copies thereof, all of which shall be made available in an organized fashion and so as to facilitate an orderly review. This Section 7.1 shall not affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement. Seller shall maintain and make available the information and records specified in this Section 7.1(a) in the ordinary course of Seller's and Seller Sub's business and document retention policies, as if the transactions contemplated by this Agreement had not occurred.

                (b) At all times following the Closing, each party shall provide the other party (at such other party's expense) with such reasonable assistance, including the provision of available relevant records or other information and reasonable access to and cooperation of any employees, as may be reasonably requested by either of them in connection with the preparation of any financial statement or tax return, any audit or examination by any taxing authority, or any judicial or administrative proceeding relating to liability for Taxes.

        7.2 THIRD PARTY CONSENTS. Seller, Seller Sub and Buyer shall use commercially reasonable efforts to obtain, within the applicable time periods required, all Required Consents, waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties or Governmental Entities which are necessary to consummate the transactions contemplated by this Agreement so as to preserve all rights of, and benefits to, the Buyer in the Purchased Assets.

        7.3 CERTAIN NOTIFICATIONS. At all times prior to the Closing, Seller and Buyer shall promptly notify the other party in writing of the occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure to satisfy any of the conditions specified in Section 9 or Section 10 of this Agreement.

        7.4 BEST EFFORTS. The Seller shall use its best efforts (i) to cause to be fulfilled and satisfied all of the conditions to the Closing set forth in
Section 8 below, (ii) to cause to be performed all of the matters required of it at the Closing and (iii) to cause the Contracts to be assigned to Buyer.

        7.5 SELLER'S AND SELLER SUB'S CONDUCT OF THE BUSINESS PRIOR TO CLOSING. During the period from the date of this Agreement to the Closing Date, Seller and Seller Sub will conduct the Business in its ordinary and usual course, consistent with past practice, and will use all reasonable efforts to preserve intact all rights, privileges, franchises and other authority of the Business, to retain the Employees, and to maintain favorable relationships with licensors, licensees, suppliers, contractors, distributors, customers, and others having relationships with the Business. Seller shall promptly notify Buyer of any event or occurrence or emergency not in the ordinary course of business, and any material event involving the Business or the Purchased Assets. Without limiting the generality of the foregoing, and except as approved in writing by Buyer in advance, prior to the Closing, Seller and Seller Sub:

                (a) will not create, incur or assume any obligation which would in any material way affect the Business, the Purchased Assets or Buyer's ability to conduct the Business in substantially the same manner and condition as conducted by Seller and Seller Sub on the date of this Agreement;

                (b) will not change in any manner the compensation of, or agree to provide additional benefits to, or enter into any employment agreement with, any Employee;

                (c) will maintain insurance coverage in amounts adequate to cover the reasonably anticipated risks of the business conducted with the Purchased Assets;

                (d) will not sell, dispose of or encumber any of the Purchased Assets or license any Purchased Assets to any Person except in the normal course of business consistent with past practice;

                (e) will not enter into any agreements or commitments relating to the Business, except on commercially reasonable terms in the ordinary course of business of the Business;

                (f) will comply in all material respects with all laws and regulations applicable to the Business;

                (g) will not enter into any agreement with any third party for the distribution of any of the Purchased Assets;

                (h) will use reasonable efforts to assist Buyer in employing after the Closing Date the Employees;

                (i) will not change or announce any change to the products or services sold by the Business;

                (j) will not expand the use of the Purchased Assets within the organization of Seller or Seller Sub;

                (k) will not violate, amend or otherwise change in any way the terms of any of the Contracts;

                (l) will not commence a lawsuit related to or involving the Purchased Assets other than (a) for the routine collection of bills; (b) for injunctive relief on the grounds that Seller or Seller Sub has suffered immediate and irreparable harm not compensable in money damages, provided that Seller has obtained the prior written consent of Buyer, such consent not to be unreasonably withheld; or (c) for a breach of this Agreement; or

                (m) will not assign, sell or otherwise convey to any third party, without obtaining Buyer's prior written consent, any of the accounts receivable that are applicable to the Business prior to the Closing Date.

        7.6 NO OTHER BIDS. Until the earlier to occur of (a) the Closing or (b) the termination of this Agreement pursuant to its terms, Seller shall not, and Seller shall not authorize any of its officers, directors, employees, agents, attorneys, accountants, advisors or other representatives to, directly or indirectly, (i) initiate, solicit or encourage (including by way of furnishing information regarding the Business or the Purchased Assets) any inquiries, or make any statements to third parties which may reasonably be expected to lead to any proposal concerning the sale of the Business or the Purchased Assets (whether by way of merger, purchase of capital shares, purchase of assets or otherwise), or (ii) negotiate, engage in any substantive discussions, or enter into any agreement, with any Person concerning the sale of the Business or the Purchased Assets (whether by way of merger, purchase of capital shares, purchase of assets or otherwise). Seller will promptly notify buyer in writing of any material inquiry, proposal or offer relating to the foregoing that is received by Seller or any of its officers or directors or by any of its stockholders (of which it is made aware), including the identity and terms of such inquiry, proposal or offer.

        7.7 TAX RETURNS. Seller and Seller Sub shall, to the extent that failure to do so could adversely affect the Business or the Purchased Assets following Closing, (a) continue to file in a timely manner all returns and reports relating to Taxes, and such returns and reports shall be true, correct and complete in all material respects and shall be subject to the review and consent of Buyer which consent shall not be unreasonably withheld, and (b) be responsible for and pay when due any and all Taxes.

        7.8 POST-CLOSING ACCESS TO INFORMATION. If, after the Closing Date, in order properly to operate the Business or prepare documents or reports required to be filed with governmental authorities or Buyer's financial statements, it is necessary that Buyer obtain additional information within Seller's possession relating to the Purchased Assets or the Business, Seller will furnish or cause its representatives to furnish such information to Buyer. Such information shall include, without limitation, all agreements between Seller or Seller Sub and any Person relating to the Business. Seller shall maintain and make available the information and records specified in this Section 7.8 for a period of six (6) years after the Closing Date.

        7.9 POST-CLOSING COOPERATION. Seller agrees that, if reasonably requested by Buyer, it will cooperate with Buyer, at Buyer's expense, in enforcing the terms of any agreements between Seller or Seller Sub and any third party involving the Business, including without limitation terms relating to confidentiality and the protection of intellectual property rights. In the event that Buyer is unable to enforce its intellectual property rights against a third party as a result of a rule or law barring enforcement of such rights by a transferee of such rights, Seller agrees to reasonably cooperate with Buyer by assigning to Buyer such rights as may be required by Buyer to enforce its intellectual property rights in its own name. If such assignment still does not permit Buyer to enforce its intellectual property rights against the third party, Seller agrees to initiate proceedings against such third party in Seller's or Seller Sub's name, provided that Buyer shall be entitled to participate in such proceedings and provided further that Buyer shall be responsible for the expenses of such proceedings.

        7.10 NO POST-CLOSING RETENTION OF COPIES. Immediately after the Closing, Seller and Seller Sub shall deliver to Buyer or destroy copies of Purchased Assets in Seller's or Seller Sub's possession that are in addition to copies delivered to Buyer as part of the Closing, whether such copies are in paper form, on computer media or stored in another form; provided, however, that Seller may retain and use copies of financial books and records relating to the Business as well as other documents required by law to be kept by Seller for the sole purpose of preparing its financial statements and statutory accounts. Seller and Seller Sub shall not be permitted to use the financial books and records of the Business for any other reason.

        7.11 PUBLIC ANNOUNCEMENTS. On and prior to the Closing Date, Buyer and Seller shall advise and confer with each other prior to the issuance of any reports, statements or releases concerning this Agreement (including the exhibits and schedules hereto) and the transactions contemplated herein. Neither Buyer nor Seller nor Seller Sub will make any public disclosure prior to the Closing or with respect to the Closing unless both parties agree on the text and timing of such public disclosure; provided, however, that nothing contained herein shall prevent either party at any time from furnishing any information to any Governmental Entity. Immediately after this Agreement is signed, both parties will make public announcements to their respective share exchanges, as may be applicable; the text of such public announcements will be reviewed by the parties prior to release.

        7.12 POST-CLOSING ACTIONS. Subsequent to the Closing Date, Seller and Seller Sub shall, from time to time, execute and deliver, upon the request of Buyer, all such other and further materials and documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Buyer to effect, record or verify the transfer to, and vesting in Buyer, of Seller's or Seller Sub's right, title and interest in and to the Purchased Assets, free and clear of all Liens, other than Liens imposed or arising under the Assumed Liabilities, in accordance with the terms of this Agreement.

        7.13 FUTURE AGREEMENTS. In the event Seller or Seller Sub enters into any material agreement between the date of this Agreement and the Closing that relates primarily to the Business, at the request of Buyer, Seller and Seller Sub agree, upon Buyer's request, to include any such agreement within the Contracts.

        7.14 NON-COMPETITION AGREEMENT.

                (a) In consideration of the Buyer entering into this Agreement, Seller and Seller Sub undertake that for one (1) year after the Closing Date, Seller and Seller Sub will not, and will not permit any of their respective employees, to:

                        (i) participate, assist or otherwise be directly or indirectly involved or concerned, financially or otherwise, as a member, director, consultant, adviser, contractor, principal, agent, manager, beneficiary, partner, associate, trustee, financier or otherwise in any business or activity whose principal focus is on the development, marketing and sale or license of software products for the purpose of E-Business Analytics as defined below (a "Restricted Business");

                        (ii) interfere or seek to interfere, directly or indirectly, with any relationship between Buyer and any client, customer, employee or supplier of the Business; or

                        (iii) license to any third party which competes with Buyer in a Restricted Business Krypton or Titanium on a stand-alone basis for purposes of E-Business Analytics.

Notwithstanding the foregoing, items (i)-(iii) above shall not apply to any third party which acquires voting control of Seller or which acquires all or substantially all of the assets of Seller. For purposes of this Section 7.14, E-Business Analytics shall mean: the integration of multiple customer data points including the Web, advertising, demographics and transactions to describe and predict customer interests and motivations allowing managers to make decisions that can maximize the return on these investments.

                (b) If any of the separate and independent covenants and restraints referred to in clause (a) of this Section 7.14 are or become invalid or unenforceable for any reason then that invalidity or unenforceability will not affect the validity or enforceability of any other separate and independent covenants and restraints.

                (c) If any prohibition or restriction contained in clause (a) of this Section 7.14 is judged to go beyond what is reasonable in the circumstances, but would be judged reasonable if that activity was deleted or that period or area was reduced, then the prohibitions or restrictions apply with that activity deleted or period or area reduced by the minimum amount necessary.

                (d) Seller and Seller Sub acknowledge that:

                        (i) the prohibitions and restrictions contained in clause (a) of this Section 7.14 are reasonable and necessary; and

                        (ii) Seller has received valuable consideration for agreeing to the covenants in clause (a) of this Section 7.14.

                (e) Seller, Seller Sub and Buyer acknowledge and agree that it will be difficult to compute the amount of damage or loss to Buyer if Seller or Seller Sub violated any of their agreements under this Section 7.14, that Buyer will be without an adequate legal remedy if Seller or Seller Sub violated the provisions of this Section 7.14, and that any such violation may cause substantial irreparable injury and damage to Buyer not fully compensable by monetary damages. Therefore, Seller and Buyer agree that in the event of any violation by Seller or Seller Sub of this Section 7.14, Buyer shall be entitled
(i) to recover from Seller monetary damages, (ii) to obtain specific performance, injunctive or other equitable relief, of either a preliminary or permanent type, and (iii) to seek any other available rights or remedies at law or in equity which may be exercised concurrently with the rights granted hereunder.

        7.15 PERMITS. Seller will assist Buyer in obtaining any licenses, permits or authorizations required for carrying on the Business but which are not transferable.

        7.16 TAXES. Seller shall be responsible for paying, shall promptly discharge when due, and shall reimburse, indemnify and hold harmless Buyer from, any sales or use, transfer, real property gains, excise, stamp, or other similar Taxes arising from, imposed on or attributable to the transactions contemplated by this Agreement.

        7.17 NASDAQ LISTING OF SECURITIES. Buyer shall prepare and file with the Nasdaq Stock Market a Notification Form for Listing of Additional Shares with respect to the Securities being issued and sold hereunder, so that such Securities are listed on the Nasdaq Stock Market on or before August 1, 2000.

8. EMPLOYEE MATTERS

        8.1 TRANSFERRED EMPLOYEES.

                (a) OFFER OF EMPLOYMENT. Subject to and in accordance with the provisions of this Section 8, Buyer intends to offer employment to the Employees. Seller and Seller Sub each agrees that it will cooperate with Buyer to identify any additional employees of Seller or Seller Sub who are necessary for the conduct the Business. Prior to the Closing, Buyer, after notice to Seller as to the timing and method of contact, shall have the right to contact any or all of the Employees for the purposes of making offers of employment with Buyer (or any Affiliate designated by Buyer) after the Closing Date and receiving written acceptances of such employment (in each case contingent on consummation of the transactions contemplated by this Agreement). Each such Employee who is employed by Seller or Seller Sub on the Closing Date and who actually transfers to employment with Buyer (or any Affiliate designated by Buyer) at or after the Closing Date as a result of an offer of employment made by Buyer is hereafter referred to as a "Transferred Employee." Notwithstanding the foregoing, Buyer shall have no obligation to hire any employees of Seller or Seller Sub after the Closing Date.

                (b) TRANSITION. The employment by Seller or Seller Sub, as the case may be, of the Transferred Employees shall end at the close of business on the Closing Date and the employment of the Transferred Employees by Buyer shall commence at 12:01 a.m. on the day after the Closing Date. The terms of employment with Buyer (or Buyer's Affiliates) shall be as mutually agreed to between each Transferred Employee and Buyer (or Buyer's Affiliate, as the case may be), subject to the provisions of this Section 8.1. Between the date of this Agreement and the Closing Date, Seller or Seller Sub, as the case may be, will provide each Transferred Employee with the same level of compensation as that currently provided by Seller or Seller Sub. Buyer shall have no obligation with respect to payments of salary, compensation, wages, health or similar benefits, commissions, bonuses (deferred or otherwise), severance, stock or stock options or any other sums due to any Transferred Employee that accrued before the Closing

Date; and from and after the Closing Date, Seller and Seller Sub shall have no obligation with respect to payment of salary, compensation, wages, health insurance or similar benefits, commissions, bonuses (deferred or otherwise), severance, stock or stock options or any other sums due to any Transferred Employee that accrue after the Closing Date and do not pertain to the Employee's period of employment with Seller or Seller Sub prior to the Closing Date. Seller and Seller Sub will be fully responsible for all amounts payable to any employee, including (without limitation) all termination payments, redundancy compensation, severance pay, accrued vacation pay and other amounts payable in respect of the termination of employment of any employee in connection with the sale of the Purchased Assets to the Buyer. In addition, Seller and Seller Sub will be fully responsible for all amounts owing to Transferred Employees prior to Closing.

                (c) RETENTION OF EMPLOYEES PRIOR TO CLOSING. Seller and Seller Sub agree to use reasonable efforts to retain the Employees as employees of the Business until the Closing Date, and to assist Buyer in securing the employment after the Closing Date of the Employees. Neither Seller nor Seller Sub shall transfer any Employee to employment with Seller or Seller Sub outside of the Business prior to the Closing or without the consent of Buyer. Seller shall notify Buyer promptly if, notwithstanding the foregoing, any Employee terminates employment with Seller or Seller Sub after the date of this Agreement but prior to the Closing.

        8.2 COMPENSATION AND BENEFITS OF TRANSFERRED EMPLOYEES. Coverage for Transferred Employees under Buyer's compensation and benefit plans and other programs shall commence as of 12:01 a.m. on the day after the Closing Date. Buyer shall be free to establish its own employee benefit plans; Buyer shall have no obligation to offer benefit plans of the same type or with terms similar to or better than the terms of Seller's and Seller Sub's current employee benefit plans; provided, however, Buyer shall offer compensation packages, including salary, bonus, stock option grants and other benefit plans commensurate with the same level of employee of Buyer. Buyer shall give each Transferred Employee credit for such Transferred Employee's years of most recent continuous service with Seller or Seller Sub for purposes of determining participation and benefit levels under all of Buyer's vacation policies and benefit plans and programs.

        8.3 OTHER EMPLOYEES OF THE BUSINESS. With respect to each employee of the Business as of the Closing Date who is not a Transferred Employee (each a "Non-Transferred Employee"), Seller agrees to either terminate such Non-Transferred Employee's employment with Seller or Seller Sub, effective prior to the Closing or offer such Non-Transferred Employee continued employment with Seller or Seller Sub other than in the Business. Seller further acknowledges that the Non-Transferred Employees shall not be employees of Buyer after the Closing.

        8.4 NO RIGHT TO CONTINUED EMPLOYMENT OR BENEFITS. No provision in this Agreement shall create any third party beneficiary or other right in any Person (including any beneficiary or dependent thereof) for any reason, including, without limitation, in respect of continued, resumed or new employment with Seller, Seller Sub or Buyer (or any Affiliate of Seller or Buyer) or in respect of any benefits that may be provided, directly or indirectly, under any plan or arrangement maintained by Seller, Seller Sub, Buyer or any Affiliate of Seller or Buyer. Except as otherwise expressly provided in this Agreement, Buyer is under no obligation to hire any employee of Seller or Seller Sub, provide any employee with any particular benefits, or make any payments or provide any benefits to those employees of Seller or Seller Sub whom Buyer chooses not to employ.

        8.5 NO SOLICITATION OR HIRE BY SELLER. For a period of one year after the Closing, Seller and Seller Sub will not solicit any Transferred Employee for employment. For purposes of this Section 8.5, the term "solicit" shall not include the following activities by Seller or Seller Sub: (i) advertising for employment in any bulletin board (including electronic bulletin boards), newspaper, trade journal or other publication available for general distribution to the public without specific reference to any particular employees; (ii) participation in any hiring fair or similar event open to the public not targeted at Buyer's employees; and (iii) use of recruiting or employee search firms that have been instructed by Seller or Seller Sub not to target any Transferred Employee.

9. CONDITIONS TO BUYER'S OBLIGATIONS

        The obligations of Buyer under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived by Buyer in writing, except as otherwise provided by law:

        9.1 REPRESENTATIONS AND WARRANTIES TRUE; PERFORMANCE; CERTIFICATE.

                (a) The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made or given again at and as of the Closing Date;

                (b) Seller and Seller Sub shall have performed and complied with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date; and

                (c) Buyer shall have received a certificate, dated as of the Closing Date, signed and verified by an officer of Seller on behalf of Seller certifying to the matters set forth in Sections 9.1(a) and 9.1(b) above.

        9.2 CONSENTS. All Governmental Authorizations, Required Consents and consents required to transfer the Contracts to Buyer on the terms and conditions provided herein, without change as a result of the transfer to Buyer, shall have been obtained.

        9.3 NO PROCEEDINGS OR LITIGATION.

                (a) No preliminary or permanent injunction or other order shall have been issued by any Governmental Entity, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any Governmental Entity which prevents the consummation of the transactions contemplated by this Agreement.

                (b) No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced and be pending against any of the parties, or any of their respective Affiliates, associates, officers or directors, seeking to prevent the transactions contemplated by this Agreement, including, without limitation, the sale of the Purchased Assets or asserting that the sale of the Purchased Assets would be illegal or create liability for damages or which may have a Material Adverse Effect on the Business or the Purchased Assets.

        9.4 DOCUMENTS. This Agreement, the exhibits and schedules attached hereto, and any other instruments of conveyance and transfer and all other documents to be delivered by Seller and/or Seller Sub at the Closing and all actions of Seller and Seller Sub required by this Agreement and the exhibit agreements, or incidental thereto, and all related matters, shall be in form and substance reasonably satisfactory to Buyer and Buyer's counsel and shall be in full force and effect.

        9.5 GOVERNMENTAL FILINGS. The parties shall have made any required filing with Governmental Entities in connection with this Agreement and the exhibit agreements, and any approvals related thereto shall have been obtained or any applicable waiting periods shall have expired. If a proceeding or review process by a Governmental Entity is pending in which a decision is expected, Buyer shall not be required to consummate the transactions contemplated by this Agreement until such decision is reached or rendered, notwithstanding Buyer's legal ability to consummate the transactions contemplated by this Agreement prior to such decision being reached or rendered.

        9.6 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the Purchased Assets or in the financial condition or results of operations of the Business on the Closing Date as compared with the date of this Agreement.

        9.7 LEGAL OPINIONS. Buyer shall have received a legal opinion from Brobeck, Phleger & Harrison LLP, legal counsel to Seller, dated the Closing Date, in a form reasonably satisfactory to Buyer.

        9.8 REQUIRED APPROVAL. This Agreement and the transactions it contemplates shall have been approved and adopted by Seller's and Seller Sub's Board of Directors and, if applicable, by such vote of the holders of the outstanding shares of Seller's capital stock entitled to vote thereon as is required to approve such transactions, and shall have otherwise been approved as required by law and the charter documents of Seller and Seller Sub.

        9.9 DEPOSITORY AGREEMENT. Buyer and Seller shall have entered into the Depository Agreement in substantially the form attached hereto as Exhibit A, and such agreement shall remain in full force and effect.

        9.10 TRANSFER DOCUMENTS. Seller and Seller Sub shall have delivered to Buyer the Bill of Sale in substantially the form attached as Exhibit C and with respect to each Contract or item of Intellectual Property, an Assignment and Assumption Agreement substantially in the form attached as Exhibit D in each case duly executed by Seller and Seller Sub, and in the aggregate assigning to Buyer all of Seller's and Seller Sub's right, title and interest, including all rights in the Intellectual Property, in and to the Purchased Assets free and clear of all Liens, other than Liens imposed or arising under the Assumed Liabilities.

        9.11 EMPLOYEES. Each of the employees of Seller or Seller Sub set forth on Exhibit E to whom Buyer has offered employment shall have accepted the offer of employment with Buyer and shall have agreed to execute Buyer's standard form of Confidential Information and Assignment of Inventions Agreement and Buyer shall have no reason to believe that each of such Employees would not commence employment with Buyer as of the Closing Date or remain an employee of Buyer for at least six months following the Closing Date.

        9.12 SOFTWARE LICENSE. Seller and Buyer shall have executed that certain Software License Agreement dated as of even date herewith (the "License") pursuant to which Seller grants to Buyer a worldwide non-exclusive license to use, modify, sell, distribute and sublicense KRYPTON and TITANIUM in Buyer's products, all as more fully set forth in the License, and such License shall remain in full force and effect.

10. CONDITIONS TO SELLER'S AND SELLER SUB'S OBLIGATIONS

        The obligations of Seller and Seller Sub under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived in writing by Seller, except as otherwise provided by law:

        10.1 REPRESENTATIONS AND WARRANTIES TRUE; PERFORMANCE.

                (a) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made or given again at and as of the Closing Date;

                (b) Buyer shall have performed and complied with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date;

                (c) Seller shall have received a certificate, dated as of the Closing Date, signed and verified by an officer of Buyer on behalf of Buyer certifying to the matters set forth in Sections 10.1(a) and 10.1(b) above.

        10.2 NO PROCEEDING OR LITIGATION.

                (a) No preliminary or permanent injunction or other order shall have been issued by any Governmental Entity, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any Governmental Entity which prevents the consummation of the transactions contemplated by this Agreement.

                (b) No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced and be pending against any of the parties, or any of their respective Affiliates, associates, officers or directors, seeking to prevent the sale of the Purchased Assets or asserting that the sale of the Assets would be illegal or create liability for damages.

        10.3 DOCUMENTS. This Agreement, any other instruments of conveyance and transfer and all other documents to be delivered by Buyer to Seller at the Closing and all actions of Buyer required by this Agreement or incidental thereto, and all related matters, shall be in form and substance reasonably satisfactory to Seller and Seller's counsel.

        10.4 GOVERNMENTAL FILINGS. The parties shall have made any filing required with Governmental Entities, and any approvals shall have been obtained or any applicable waiting periods shall have expired. If a proceeding or review process by a Governmental Entity is pending in which a decision is expected, Seller shall not be required to consummate the transactions contemplated by this Agreement until such decision is reached or rendered, notwithstanding Seller's legal ability to consummate the transactions contemplated by this Agreement prior to such decision being reached or rendered.

        10.5 INVESTORS RIGHTS AGREEMENT. Buyer and Seller shall have executed that certain Investors' Rights Agreement (the "Investors' Rights Agreement") in substantially the form attached hereto as Exhibit F, pursuant to which Buyer shall grant Seller certain S-3 registration rights in connection with the Securities being issued and sold hereunder effective August 1, 2000 on a pari passu basis with Buyer's existing holders of registrable securities, and such agreement shall remain in full force and effect.

11. ESCROW AND INDEMNIFICATION

        11.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All covenants to be performed prior to the Closing Date, and all representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the transactions contemplated hereby and continue until the first anniversary of the Closing Date (the "Escrow Termination Date"); provided that if any claims for indemnification have been asserted with respect to any such representations, warranties and covenants prior to the Escrow Termination Date, the representations, warranties and covenants on which any such claims are based shall continue in effect until final resolution of any claims, and provided, further, that representations, warranties and covenants relating to Taxes shall survive until 30 days after expiration of all applicable statutes of limitations relating to such Taxes. All covenants which by their terms are to be performed after the Closing Date shall continue indefinitely.

        11.2 INDEMNIFICATION. Subject to the limitations set forth in this
Section 11, from and after the Closing Date, Seller shall protect, defend, indemnify and hold harmless Buyer and Buyer's Affiliates, officers, directors, employees, representatives and agents (each of the foregoing Persons is hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all losses, costs, damages, liabilities, fees (including without limitation attorneys' fees) and expenses (collectively, the "Damages"), that any of the Indemnified Persons incurs or reasonably anticipates incurring by reason of or in connection with any claim, demand, action or cause of action alleging misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of Seller or Seller Sub contained in this Agreement, including any exhibits or schedules attached hereto, known to Buyer prior to the Escrow Termination Date. Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by Buyer.

        11.3 DAMAGES THRESHOLD. Notwithstanding the foregoing, Buyer may not receive any amount of the Escrow Consideration from the Escrow Fund unless and until a certificate signed by an officer of Buyer (an "Officer's Certificate") identifying Damages in the aggregate amount in excess of $100,000 has been delivered to the Depository Agent and such amount is determined pursuant to this
Section 11 to be payable, in which case Buyer shall receive Escrow Consideration equal in value to the full amount of such Damages without deduction up to the aggregate amount of Escrow Consideration held in the Escrow Fund. In determining the amount of any Damages attributable to a breach, any materiality standard contained in a representation, warranty or covenant of Acquiror shall be disregarded.

        11.4 ESCROW PERIOD. Subject to the following requirements, the Escrow Consideration shall be retained by the Depository Agent until the Escrow Termination Date; provided however, that 90,278 shares of Buyer's Common Stock held in escrow shall be released and delivered to Seller as set forth in Section 4(b) of the Depository Agreement if at least two of Wouter Senf, Iain Robertson, Felicity George, and Tom Stones (the "Key Employees") remain in the employment of Buyer as of the six month anniversary of the Closing Date, excluding any Key Employee who is terminated by Buyer without cause or who terminates his employment with Buyer after the occurrence, if any, of a change of more than 50% of the senior management of Buyer (vice president level and above) or a change in a Key Employee's principal place of business to more than fifty (50) miles from its current location. Upon the Escrow Termination Date, the Depository Agent shall deliver to the Seller all remaining Escrow Consideration provided, however, that the amount of Escrow Consideration, which, in the reasonable judgment of Buyer, subject to the objection of the Depository Agent and the subsequent arbitration of the claim in the manner provided in the Depository Agreement, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate delivered to the Depository Agent prior to the Escrow Termination Date with respect to facts and circumstances existing on or prior to the Escrow Termination Date shall remain in the possession of the Depository Agent until such claims have been resolved. As soon as all such claims have been resolved, any remaining Escrow Consideration not required to satisfy such claims shall be distributed to Seller.

        11.5 RELEASE OF SHARES TO BUYER. Notwithstanding any provision in this Agreement to the contrary, the 90,278 shares of Buyer's Common Stock held in escrow shall be released and delivered to Buyer as compensation to Buyer for the loss of any Key Employee at such time prior to the six month anniversary of the Closing Date as a Key Employee does not remain in the employment of Buyer, excluding any Key Employee who is terminated by Buyer without cause or who terminates his employment with Buyer after the occurrence, if any, of a change of more than 50% of the senior management of Buyer (vice president level and above) or a change in a Key Employee's principal place of business to more than fifty (50) miles from its current location, all as more fully set forth in Section 4(b) of the Depository Agreement.

        11.6 METHOD OF ASSERTING CLAIMS. All claims for indemnification by the Buyer or any other Indemnified Person pursuant to this Section 11 shall be made in accordance with the provisions of the Depository Agreement.

        11.7 APPOINTMENT OF SELLER'S AGENT. Seller hereby appoints John Reece, or his successor as Chief Financial Officer of Seller, to act as its agent and attorney-in-fact ("Seller's Agent") with respect to the Escrow Consideration to be delivered to Depository Agent pursuant to Section 2.5 herein above, and to act on its behalf pursuant to the terms set forth in the Depository Agreement.

12. TERMINATION.

        12.1 TERMINATION OF AGREEMENT. This Agreement may be terminated at any time prior to the Closing:

                (a) By mutual written consent of Buyer and Seller; or

                (b) By Buyer or Seller, if the other party goes into liquidation, has an application or order made for its winding up or dissolution, has a resolution passed or steps taken to pass a resolution for its winding up or dissolution, becomes unable to pay its debts as and when they fall due, or has a receiver, receiver and manager, administrator, liquidator, provisional liquidator, official manager or administrator appointed to it or any of its assets; or

                (c) By Buyer or Seller if any Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

                (d) By Buyer or Seller if the Closing does not occur by July 15, 2000.

        12.2 PROCEDURE AND EFFECT OF TERMINATION. In the event of termination of this Agreement by either Buyer or Seller pursuant to Section 12.1, written notice shall be given to the other parties specifying the provision of Section
12.1 pursuant to which such termination is made and shall become void and there shall be no liability on the part of Buyer, Seller or Seller Sub (or their respective officers, directors, partners or Affiliates), except as a result of any breach of this Agreement by such party or to the extent such party is entitled to indemnification under Section 11 of this Agreement.

13. MISCELLANEOUS.

        13.1 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or waived with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section
13.1 shall be binding upon the parties and their respective successors and assigns.

        13.2 SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

        13.3 GOVERNING LAW; JURISDICTION. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law. Each of the parties to this Agreement consents to the exclusive jurisdiction and venue of the courts of the state and federal courts of Alameda County, California.

        13.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

        13.5 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

        13.6 NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth on the signature page hereto, or as subsequently modified by written notice.

        13.7 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

        13.8 ENTIRE AGREEMENT. This Agreement, together with the exhibits and other documents referred to herein are the product of both of the parties hereto, and constitute the entire agreement between such parties pertaining to the subject matter hereof and thereof, and merges all prior negotiations and drafts of the parties with regard to the transactions contemplated herein and therein. Any and all other written or oral agreements existing between the parties hereto regarding such transactions are expressly canceled.

        13.9 ADVICE OF LEGAL COUNSEL. Each party acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the person signing on its behalf has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.

        13.10 FEES AND EXPENSES. Each party shall bear its own fees and expenses (including the fees and expenses of its financial, legal, accounting and other advisors) incurred in the negotiation, documentation and delivery of the Agreement and the transactions contemplated hereby, whether or not the Closing occurs.

                            [Signature pages follow]

        This Agreement has been duly executed and delivered by the duly authorized officers of Seller, Seller Sub and Buyer as of the date first above written.


                                            ACCRUE SOFTWARE, INC.


                                            By:
                                               ---------------------------------

                                            Name:
                                                 -------------------------------

                                            Title:
                                                  ------------------------------

                                            Address:
                                                    ----------------------------

                                                    ----------------------------

                                            Fax Number:
                                                       -------------------------


                                            TANTAU SOFTWARE, INC.


                                            By:
                                               ---------------------------------

                                            Name:
                                                 -------------------------------

                                            Title:
                                                  ------------------------------

                                            Address:
                                                    ----------------------------

                                                    ----------------------------

                                            Fax Number:
                                                       -------------------------

                                            TANTAU SOFTWARE INTERNATIONAL, INC.


                                            By:
                                               ---------------------------------

                                            Name:
                                                 -------------------------------

                                            Title:
                                                  ------------------------------

                                            Address:
                                                    ----------------------------

                                                    ----------------------------

                                            Fax Number:
                                                       -------------------------

                                  EXHIBIT INDEX




Exhibit A                    Depository Agreement

Exhibit B                    Allocation of Purchase Price

Exhibit C                    Bill of Sale

Exhibit D                    Assignment and Assumption Agreement

Exhibit E                    Employees

Exhibit F                    Investors' Rights Agreement